EXHIBIT D
                     ACQUISITION AGREEMENT

THIS AGREEMENT, effective November 20, 1997, is made and entered into by and among:


W. A. Lucky, III, a resident of the full age of majority of the state of Florida;

A. L. Blondeau, Jr., a resident of the full age of majority of the state of Louisiana; and

William H. Means, Jr., a resident of the full age of majority of the state of Louisiana;

(hereinafter sometimes jointly called the "Orion Shareholders")

                              AND

Claire Technologies, Inc., a corporation organized pursuant to the laws of the State of Nevada and having a place of business at 7373 North Scottsdale Road, Suite B-169, Scottsdale, Arizona 85253;

            (hereinafter sometimes called "Claire")

                              AND

Orion Preventive Medicine, Inc., a corporation organized pursuant to the laws of the state of Louisiana and having its principal place of business at 1613 Jimmie Davis Highway, Suite No. 1, Bossier City, Louisiana 71112;

             (hereinafter sometimes called "Orion")

                              AND

Olympic Rehabilitation Services, Inc., a corporation organized pursuant to the laws of the State of Louisiana and having its principal place of business at 62100 Poole's Bluff Road, Bogalusa, Louisiana 70427;

            (hereinafter sometimes called "Olympic")


WHEREAS:


A. Claire is a company organized and existing under the laws of the State of Nevada;

B. The Orion Shareholders are the owners of all of the issued and outstanding shares of Orion, a corporation organized and existing under the laws of the State of Louisiana; (said shares being hereinafter sometimes referred to as the "Orion Shares");

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C.   Claire is the owner of all of the issued and outstanding shares of Olympic
Rehabilitation Services, Inc. ("Olympic"), a corporation organized and existing under the laws of the State of Louisiana;

D. Claire wishes to acquire Orion by way of a merger of Orion and Olympic in which the shareholders of Orion will receive common stock in Claire in exchange for the Orion Shares;

E. The Orion Shareholders have each agreed to accept common stock in Claire as consideration for the acquisition of Orion by Claire, via Olympic, by way of a merger of Orion and Olympic;

F. Claire, Olympic and Orion, acting by their respective boards of directors, have determined that it is advisable and in the best interests of their respective shareholders that Orion and Olympic be merged on the terms and conditions hereinafter set forth;

G. This Agreement and the Merger Agreement have been approved by the respective Boards of Directors and shareholders of Olympic and Orion in the manner provided by applicable law;

H. The parties intend that the stock portion of this transaction qualify as a tax-free reorganization for the shareholders of Orion under the tax laws of the United State of America, and specifically that it qualify as a statutory merger within the meaning of Internal Revenue Code Section 368 (a)(1)(A), or a forward triangular merger within the meaning of Internal Revenue Code Sections 368
(a)(2)(D) and 368 (a)(1)(A); and

I. In order to record the terms and conditions of the agreement among them the parties wish to enter into this agreement.


NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the foregoing, and the mutual covenants and agreements contained herein, the parties hereto agree, each with the other, as follows:

1.   INTERPRETATION

1.1 Where used herein or in any amendments or Exhibits hereto, the following terms shall have the following meanings:

     (a)  "Closing Date" means November 21, 1997.

     (b) "Merger" means the statutory merger of Orion and Olympic on the terms and conditions of the Merger Agreement;

     (c) "Merger Agreement" means the Agreement and Plan of Merger, in the form attached hereto as Exhibit "A", to be entered into between Orion and Olympic

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          pursuant to the terms and conditions hereof;

     (d) "Claire Shares" means those fully paid and non-assessable common shares of Claire to be issued to the Orion Shareholders by Claire pursuant to this Agreement;

     (e)  "Louisiana Act" means the Louisiana Business Corporation Law.

1.2 All dollar amounts referred to in this agreement are in United States funds, unless expressly stated otherwise.

1.3 This Agreement shall be interpreted to give effect to the intention of the parties that this transaction qualify as a tax-free reorganization pursuant to Internal Revenue Code Sections 368(a)(1)(A) and 368 (a)(2)(D), and the regulations promulgated thereunder.

2.   AGREEMENT TO MERGE

2.1 Olympic and Orion and their respective Shareholders hereby agree that Orion will be merged into Olympic, with Olympic as the surviving corporation, on the terms and conditions set forth in this Agreement and the Merger Agreement to be executed by Orion and Olympic pursuant to Section 3 hereof.

2.2 The Orion Shares owned by the Orion Shareholders will be exchanged on the Closing Date for Seven Million Five Hundred Thousand (7,500,000) restricted common shares of Claire (the "Claire Shares"), to be issued as fully paid and nonassessable shares.

3.   PLAN OF MERGER

3.1 The Merger will be effected by a statutory merger between Orion and Olympic to be completed on the following basis, with the intention that the transaction qualify as a tax-free reorganization pursuant to Internal Revenue Code Sections 368(a)(1)(A) and 368 (a)(2)(D):

     (a) Olympic and Orion will enter into the Merger Agreement on the Closing Date and a Certificate of Merger documenting the merger, prepared pursuant to the provisions of Section 112 F (1) of the Louisiana Act, will be filed on that same date with the Secretary of State of the state of Louisiana;

     (b) Following the execution of the Merger Agreement, all parties hereto will do all things required to complete the Merger on the terms and conditions of the Merger Agreement;

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     (c)  The Effective Date of the Merger will be the Closing Date.

     (d) The Merger will be completed on the Closing Date by the surrender of the Orion Shares to Claire by the Orion Shareholders in exchange for the consideration set forth in Section 2.2 of this Agreement.


4.   WARRANTIES OF ORION SHAREHOLDERS:

4.1 The following warranties and representations shall only protect Claire against matters actually known to an Orion Shareholder and not disclosed to Claire, and any material breach of those warranties and representations. After February 1, 1998, Claire expressly waives any right or cause of action that it might have against any Orion Shareholders which is related to, or arises out of, any such material breach.

4.2 As a material inducement to Claire to execute this Agreement and to perform or cause the same to be performed, each of the Orion Shareholders represents and warrants to Claire that, to his current knowledge:

     (a) There are no investigations, actions, suits, charges, complaints, or other proceedings of any character pending, threatened, or otherwise asserted against or involving Orion, at law or in equity, or before or by any federal, state, or other governmental division, agency, or instrumentality, domestic or foreign; and no circumstances are known to exist which would give rise to any such action, suit or proceedings. Furthermore, Orion is not in default with respect to any order or decree of any such governmental agency or instrumentality, and Orion is not a party to any judgments, orders, or decrees which have a material adverse effect on its operations.

     (b) He does not have any information indicating that any hospital with which Orion has a current therapy contract intends to request the termination of, or bring any action to terminate, such contract.

     (c) Orion has no material debts, obligations, or liabilities (whether accrued, absolute, contingent, or otherwise) of any nature other than those obligations and liabilities arising out of its therapy services agreements with various hospitals.

     (d) The business of Orion has been and is being conducted in all material respects in accordance with all applicable laws, rules, and regulations of all regulatory authorities.

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     (e)  Orion is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana. Orion has no subsidiaries. The entire authorized capital stock of Orion consists of the following:

          Ten Thousand shares of no par common stock of which Ten Thousand shares (in the amounts set forth on Exhibit "B" hereto) are presently validly issued and outstanding.

          All such outstanding shares have been issued validly and are fully paid and non-assessable. There are no stock options or stock purchase agreements outstanding. Orion Shareholders have furnished to Claire for its examination (i) copies of the articles of incorporation and bylaws of Orion, (ii) the minute books of Orion containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and boards of directors of Orion, and
          (iii) the stock transfer books of Orion setting forth all transfers of any capital stock. Orion Shareholders hereby expressly waive any rights which they, or any of them, may have to purchase any of the Orion Shares including, without limitation, any preemptive rights, or options or rights of first refusal, which may be provided in the Articles of Incorporation or Bylaws of Orion, or in any shareholder or other agreement.

     (f) Orion is not a party to any written or oral collective bargaining agreement or other contract with any labor union, and Orion has no employment contracts, pension or profit sharing or bonus plans for employees, or independent contractor agreements, which cannot be terminated by Orion on not more than sixty-one (61) days notice. Orion has performed all obligations required to be performed by it to date and is not in default in any material respect under any of the contracts, agreements, leases, or other documents to which it is a party. All parties with whom Orion has contractual arrangements are in compliance therewith in all material respects and not in default thereunder.

     (g) The execution, delivery, and performance of this Agreement by him does not violate any unwaived stock restrictions, charter provisions, laws, loans, contracts, or regulations of any nature whatsoever and no approval is required for such execution, delivery and performance.

     (h) Orion is not obligated or indebted to him, except for any current salaries and monthly expenses.

     (i) Orion has no leases, contracts, agreements, or commitments other than those previously furnished to Claire or Olympic.

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     (j)  No representation or warranty herein by a Orion Shareholder contains or will contain any untrue statement of a material fact.

     (k) The books and records of Orion fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of Orion as of the date thereof, and all material financial transactions of Orion relating to its business have been accurately recorded in such books and records.

     (l) Orion will carry on its business in the ordinary and normal course after the date hereof and up to the date of Closing.

     (m) Orion has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person or entity.

     (n) Orion and the Orion Shareholders are not aware of any contingent tax liabilities or any grounds which will prompt reassessment of income tax payable.

     (o) All tax returns and reports of Orion required by law to be filed prior to the date of this Agreement have been filed and are true, correct and complete. All taxes and other government charges have been paid or accrued.

     (p) The shares in the names of the Orion Shareholders are validly issued and outstanding as fully paid and non-assessable shares in the capital of Orion and are free and clear of all liens, charges and encumbrances.

     (q) Orion and the Orion Shareholders have provided to Claire complete and true copies of all therapy service contracts entered into for the conduct of Orion's business (the "Therapy Service Contracts"). Orion is not in material default or breach of any of the Therapy Service Contracts and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach.
          Each Therapy Service Contract is in full force and effect and in good standing and is enforceable in accordance with its terms. The Therapy Service Contracts are not subject to any other terms or conditions except as disclosed in writing to Claire.

 5.  WARRANTIES OF CLAIRE:

5.1 The following warranties and representations shall only protect Orion and the

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Orion Shareholders against matters actually known to Claire and not disclosed to
Orion and the Orion Shareholders, and any material breach of those warranties and representations. After February 1, 1998, Orion expressly waives any right or cause of action that it might have against Claire which is related to, or arises out of, any such material breach.

5.2 As a material inducement to the Orion Shareholders to execute this Agreement and to perform or cause the same to be performed, Claire represents and warrants to the Orion Shareholders that:

     (a) Claire is a publicly traded corporation duly organized, existing and in good standing under the laws of the State of Nevada and has corporate power to own and operate its properties and to carry on its business. Claire has one hundred million shares of authorized common stock and no other types or classes of stock are authorized or issued. No more than 5,319,200 shares of such stock will be issued and outstanding immediately prior to the Closing. There are no current or pending restrictions on the public trading of the Claire stock and there are no outstanding options, warrants or other agreements or obligations, of any sort whatsoever, with respect to that stock. Claire is currently in good standing and in compliance with all SEC and/or other Federal and state regulatory authorities and, further, with all applicable exchange, market and/or trading regulations governing all public markets in which its stock is currently traded. Claire will remain in such compliance through and after the Closing.

     (b) There is no provision in the Articles of Incorporation or By-Laws of Claire, or in any indenture, contract, or agreement to which Claire is a party or by which Claire is bound, that: (i) prohibits the execution and delivery by Claire of this Agreement, or the Claire Shares, the Merger Agreement, or the other instruments to be executed by Claire pursuant hereto; or (ii) the performance by Claire of any of the terms or conditions of this Agreement, the Merger Agreement or such other instruments.

     (c) The execution, effectuation and delivery of this Agreement, the Merger Agreement, and the other instruments referenced above have been duly authorized by all necessary corporate action on the part of Claire and Olympic.

     (d) All statements contained in the U.S. Securities and Exchange Commission Form 10-KSB filed for Claire for the fiscal year ended on December 31, 1996; and in the SEC Forms 10-QSB filed for the quarterly periods ending March 31, 1997 and June 30, 1997; respectively, are true and correct.

     (e) Olympic is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana; Olympic has no subsidiaries; the entire authorized capital stock of Olympic consists of ten thousand issued shares of no par common stock; and there are no stock options or stock purchase agreements outstanding with respect to the stock of Olympic.

     (f) There are no investigations, actions, suits, charges, complaints, or other proceedings of any character pending, threatened, or otherwise asserted against or involving Claire, at law or in equity, or before or by any federal, state, or other governmental division, agency, or instrumentality, domestic or foreign; and no circumstances are known to exist which would give rise to any action, suit or proceedings. Furthermore, Claire is not in default with respect to any order or decree of any such governmental agency or instrumentality, and Claire is not a party to any judgments, orders, or decrees which have a material adverse effect on its operations.

5.3 Claire hereby represents, warrants, and agrees that the Orion Shares are being acquired for Claire's own account for investment, with no view to the public distribution or resale thereof, and that Claire will not offer or sell any such securities in violation of the provisions of the Securities Act of 1933 or the Louisiana Blue Sky Law (Louisiana R.S. 51:701 et seq.), as now in effect or any legislation substituted therefore, and the rules and regulations thereunder.

5.4 Claire further represents and warrants, without which Orion Shareholders would not sell:

     (a) That Claire has had full and unfettered access to all Orion records and information, financial and otherwise;

     (b) That Claire has examined the current Therapy Service Contracts of Orion and is fully aware of all of the terms and conditions of the same; and

     (c) That Claire is fully aware that any material changes in Medicare and/or Medicaid statutes, laws, rules and regulations relating to the programs or providers for which Orion provides therapy services may affect the future profitability of Orion.


6.   COVENANTS OF CLAIRE:

6.1 Claire covenants with the Orion Shareholders and Orion that at all times prior to and including the Closing Date each representation and warranty of Claire set forth herein shall be true and correct in all material respects and shall survive closing.

6.2  Claire covenants and agrees with the Orion Shareholders that Claire:

     (a) will duly and punctually perform all things on its part to be done or performed under this Agreement and the Merger Agreement;

     (b) will at all reasonable times permit the Orion Shareholders to inspect its books and records and to inspect its properties and operations;

     (c) will maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States, or of any state or states thereof, or of any political subdivision thereof, and of any governmental authority;

     (d) will not modify its Articles of Incorporation to increase its authorized capital stock;

     (e) will not (prior to the Closing) issue any of its authorized stock, nor grant any options, warrants, or other agreements creating, or agreeing to create, any current or future ownership and/or security interest in any of such authorized stock; except that Claire may issue those 10,500,000 additional shares required to effectuate the merger transaction contemplated in this Agreement and, further, to effectuate the merger transactions provided for in that certain "Acquisition Agreement", dated November 20, 1997, by and among Claire, Olympic, Richard A. Kellar and Allied Health Partners, Inc.; and

     (f) will furnish the Orion Shareholders (concurrently with the filing and/or production of the same) with copies of all SEC filings and reports; all monthly or quarterly financial reports or statements generated by Claire in the ordinary course of business; and any other reports, financial or otherwise, delivered to any financial institution or other third party by Claire.

7.   COVENANTS OF ORION SHAREHOLDERS:

     The Orion Shareholders severally covenant with Claire that at all times from the date of this Agreement, to and including the Closing Date, that each representation and warranty of the Orion Shareholders set forth herein shall be true and correct in all material respects and shall survive Closing for the period specified in Section 4.1 hereof and that they will exert their good faith efforts to insure that:

7.1 Until the Closing, Orion will conduct its business in the ordinary course and will not dispose of or encumber in any manner, or permit to be disposed of or be additionally encumbered by any act on the part of Orion, any of the assets presently owned by Orion, except in the normal course of its business.

7.2 Orion will keep all of its insurable property and assets insured in accordance with present practices and will maintain, preserve, and keep all equipment, machinery, and other personal property in present condition and state of repair, reasonable wear and damage by fire or other casualty excepted.

7.3 Orion will not modify its Articles of Incorporation or change its authorized or issued capital stock.

7.4 After the execution of this Agreement, Orion will not grant an option or commitment relating to the authorized or issued capital stock of Orion, and no such capital stock will be issued. No dividend or other distribution or payment will be made with respect to the capital stock of Orion.

7.5 Except for normal annual and periodic raises in the ordinary course of business, Orion shall not increase the compensation payable to or to become payable by Orion to any of its officers, consultants, or employees; and no increase in any present bonus shall be made without prior approval of Claire.

7.6  Orion shall not borrow any money.

7.7 Orion shall not enter into any long term lease or commitments without the approval of Claire.

7.8 Orion will use its best efforts to preserve its business organization intact and to keep the services of its present employees and consultants.

8.   CLOSING:

8.1 The transfer and/or delivery of the consideration for the Merger (the "Closing"), shall take place at the offices of Orion, in Bossier City, Louisiana, at 10:00 a.m., on November 21, 1997, or at such other location as to which all parties may subsequently agree.

8.2 At the Closing, the Orion Shareholders shall deliver to Claire a certificate of good standing of Orion from the Louisiana Secretary of State.

8.3 At the Closing, Orion Shareholders shall execute a current certificate acknowledging that their representations and warranties contained herein are true and correct as of the Closing.

8.4 At the Closing, the Orion Shareholders and Orion shall deliver the following items to Claire:

     (a)  The written opinion of Orion's attorney that :

          (i) Orion has been duly incorporated, organized and is validly existing under the laws of the State of Louisiana, it has the corporate power to own or lease its properties and to carry on its business that is now being conducted by it and is in good standing with respect to any required filings with the appropriate governmental authorities;

          (ii) this Agreement has been duly and validly executed by Orion;

          (iii)the issued and authorized capital of Orion is as set out in this Agreement and all of the issued and outstanding shares have been validly issued as fully paid and non-assessable;

          (iv) all necessary approvals and all necessary steps and corporate proceedings have been obtained or taken to permit the effectuation of the Merger; and, without limiting the generality of the foregoing, that all corporate proceedings of Orion, its shareholders and directors and all other matters which, in the reasonable opinion of counsel for Claire, are material in connection with the merger transaction contemplated by this Agreement, have been taken or are otherwise favorable to the completion of such transaction;

          (v) there is no provision in any indenture, contract, or agreement known to such counsel to which Orion is a party or by which Orion is bound that prohibits or restricts the execution and delivery by Orion of this Agreement and the Merger Agreement, or the performance or observance by Orion of the terms and conditions of the same; and

          (vi) there is no provision in any applicable Federal or State law or regulation, including, without limitation, any rule or regulation of the U.S. Securities and Exchange Commission and/or any applicable "Blue Sky" or other laws or regulations of the State of Louisiana, which prohibits or restricts the execution and delivery by Orion of, or the performance or observance by Orion of the terms and conditions of, this Agreement or the Merger Agreement; and

     (b) A certificate of an officer of Orion that the representations and warranties in this

Agreement are true and correct as of the Closing;

     (c) Certified copies of the meeting of the directors of Orion approving this Agreement;

     (d)  The resignations in writing of all directors of Orion and officers;
and

     (e)  The Merger Agreement and the Certificate of Merger, duly executed.

8.5 At the Closing, Claire shall transfer and deliver the Claire Shares, as provided in Section 2.2 hereof, to the Orion Shareholders.

8.6 At the Closing, Claire shall deliver to the Orion Shareholders a favorable opinion of Claire's attorney or attorneys, to the effect that:

     (a) Claire and Olympic are corporations duly organized, existing and in good standing under the laws of the States of Nevada and Louisiana, respectively, and that each such corporation has the corporate power to own and operate its properties and to carry on its business;

     (b) This Agreement and the Merger Agreement have been duly authorized on the part of Claire and Olympic by all necessary corporate and other action; have been duly executed and delivered by those corporations; and are the legal, valid, and binding obligations of said corporations, enforceable in accordance with their respective terms, except as limited by laws generally affecting the enforcement of creditors' rights, and

     (c) There is no provision in any indenture, contract, or agreement known to such counsel to which Claire or Olympic is a party, or by which Claire or Olympic is bound, that prohibits or restricts the execution and delivery by Claire or Olympic of, or the performance or observance by Claire or Olympic of the terms and conditions of, this Agreement or the Merger Agreement.

     (d) There is no provision in any applicable Federal or State law or regulation, including, without limitation, any rule or regulation of the U.S. Securities and Exchange Commission and/or any applicable "Blue Sky" or other laws or regulations of the States of Nevada or Louisiana, respectively, which prohibits or restricts the execution and delivery by Claire or Olympic of, or the performance or observance by Claire or Olympic of the terms and conditions of, this Agreement or the Merger Agreement.

8.7 At the Closing, Claire and Olympic shall each execute a current certificate acknowledging that their representations and warranties contained herein are true and correct as of the Closing and that such survive Closing.

8.8 At the Closing, Claire shall deliver to the Orion Shareholders the Merger Agreement and the Certificate of Merger, duly executed by all necessary parties.


9.   BROKERAGE:

     The Orion Shareholders and Claire each represent and warrant to each other that they have had no dealings and negotiations with respect to this transaction with any other person, firm or corporation except for officers and employees of Claire and Orion. Claire agrees to hold the Orion Shareholders harmless for brokerage in this transaction by reason of Claire's breach of such warranty, and Orion agrees to indemnify and hold Claire harmless from any claim, demand, or judgment made or rendered against Claire for brokerage in this transaction by reason of the breach of such warranty by the Orion Shareholders.


10.  POST-CLOSING OPERATIONS OF OLYMPIC:

10.1 It is understood and agreed that Claire is acquiring the current business operations of Orion as a going concern and that all parties hereto contemplate and agree that Olympic, the surviving corporation, shall be maintained as a separate and independent entity after Closing and, further, that the existing therapy service, employees and consultants of Orion, and Orion's current business practices and procedures (including those relating to reimbursement of auto and other business expenses) shall be retained by Olympic to the extent reasonably possible.


10.2 Claire further agrees, for a period of not less than two (2) years after the Closing, to maintain the headquarters of Olympic at 1613 Jimmie Davis Highway, Suite No. 1, Bossier City, Louisiana, or at such other location as may be acceptable to the Orion Shareholders.

11.  CONDITIONS PRECEDENT TO CLOSING:

11.1 Each party's obligation to close the transaction contemplated herein is conditioned upon the following:

     (a) that all representations and warranties herein made by the other party are true and correct as of the date of the Closing;

     (b) that all obligations of the other party have been completed and/or fulfilled as of the date of the Closing; and

     (c) that all required consents from all hospitals and all governmental and administrative authorities shall have been obtained such that the change in ownership of Orion shall not result in the cancellation, termination, or reduction of any right under any therapy service contract, license or permit held by Orion for the conduct of its business.

12.  MISCELLANEOUS:

12.1 This Agreement shall be binding on the heirs, representatives, successors, and assigns of the parties and the terms, covenants, warranties and representations hereof shall survive the Closing for the period set forth in Sections 4.1 and 5.1 hereof. This Agreement constitutes the entire agreement of the parties and any amendment or modification of the same must be in writing and signed all parties and intervenors hereto.

12.2 Any notice or other communication provided for herein or given hereunder to a party or intervenor hereto shall be in writing and shall be delivered in person to such party or intervenor or, in the case of a corporation, to the President or a Vice President thereof, or mailed by registered or certified mail, postage prepaid, addressed as follows:


If to the Orion Shareholders:                     If to Claire:

W.A. Lucky, III                                   Claire Techologies, Inc.
1613 Jimmie Davis Highway, Suite No. 1            Attn.: Jan Wallace
Bossier City, LA 71112                            Scottsdale Centre
                                                  7373 North Scottsdale Road
                                                  Suite B-169
                                                  Scottsdale, Arizona 85253


If to Olympic:                               If to Orion:

Olympic Rehabilitation Services, Inc.        W.A. Lucky, III
Attn.: Jan Wallace                           1613 Jimmie Davis Highway,
Scottsdale Centre                            Suite No. 1
7373 North Scottsdale Road                   Bossier City, LA 71112
Suite B-169
Scottsdale, Arizona 85253
or to such other address with respect to a party as such party shall hereafter notify the others in writing as above provided.

12.3 The parties hereto agree that an announcement of this Agreement, through joint press releases and/or other appropriate and customary means, will be made to the public after the execution of this agreement. Any such announcement will be made jointly by Claire and Orion and the language and contents of the same shall be subject to the prior approval of both of those parties.

12.4 This Agreement is being delivered and is intended to be performed in the State of Louisiana and shall be construed and enforced in accordance with the laws of such state. The Merger Agreement and any other documents related to this Agreement shall also be construed and enforced in accordance with the laws of the state of Louisiana.

12.5 This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. It shall not be necessary that any single counterpart hereof be executed by all parties hereto as long as at least one counterpart is executed by each party.

12.6 This Agreement supercedes, in their entirety, any and all previous agreements of the parties with respect to the acquisition of Orion by Claire (with the exception of those relating to the confidentiality of any information furnished to Claire concerning the affairs of Orion).

13.  REGISTRATION OF CLAIRE SHARES:

     After the Closing Date, the Orion Shareholders, or any of them, shall have the right to request the registration of the Claire Shares received by any such shareholder pursuant to the Merger. Claire hereby agrees to then promptly register, all or any portion of the Claire Shares received by such shareholders pursuant to the Merger for sale to the public pursuant to the provisions of the applicable rules and regulations of the U.S. Securities and Exchange Commission. Upon receipt of such a request, Claire will promptly undertake the registration of such shares. The Orion Shareholders unders tand that the registration of the subject shares may be subject to certain terms and conditions imposed on Claire by its underwriters and agree to abide by any reasonable terms and conditions so imposed.

14.  RESERVATION:

     The parties reserve the right to demand specific performance of the terms of this Agreement.

15.  CONSTRUCTION:

     Each of the parties hereto has agreed to the use of the particular language of theprovisions of this Agreement and the exhibits. Accordingly, it is agreed and understood that any questions of doubtful interpretation with respect to any such provisions shall not be resolved solely by any rule of interpretation against the draftsman, but rather in accordance with the fair meaning of those provisions.


     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed, on the dates indicated below, effective November 20, 1997, in the presence of the undersigned witnesses.


WITNESSES:                             CLAIRE TECHNOLOGIES, INC.:

/s/ Grace Sim


/s/ William A. Lucky III               By:    /s/ Jan Wallace
                                              Jan Wallace, President
                                               _______________, 1997

WITNESSES:                             ORION SHAREHOLDERS:

/s/Grace Sim                           /s/ William A. Lucky III
                                       William A. Lucky, III, Orion Shareholder
                                       November 20, 1997
/s/  A.L. Blondeau


WITNESSES:

/s/ Grace Sim                          /s/ A.L. Blondeau
                                       A. L. Blondeau, Jr., Orion Shareholder
                                       November 20, 1997
/s/ William A. Lucky III


WITNESSES:

/s/ Grace Sim                          By:       /s/ William H. Means
                                       William H. Means, Jr., Orion Shareholder
                                       November 20, 1997
/s/ William A. Lucky III



WITNESSES:               OLYMPIC REHABILITATION SERVICES, INC.:

/s/ Grace Sim            By:  /s/ Jan Wallace
                         Jan Wallace, President
                         November 20, 1997
/s/ William A. Lucky III






WITNESSES:               ORION PREVENTIVE MEDICINE, INC.:

/s/ Grace Sim            By:     /s/ Vickie T. Lucky
                         Vickie T. Lucky, President
                         November 20, 1997
/s/ William A. Lucky III

                     ACQUISITION AGREEMENT

                       TABLE OF CONTENTS


1.   INTERPRETATION                                    PAGE 2

2.   AGREEMENT TO MERGE                                PAGE 3

3.   PLAN OF MERGER                                    PAGE 3

4.   WARRANTIES OF ORION SHAREHOLDERS                  PAGE 4

5.   WARRANTIES OF CLAIRE                              PAGE 6

6.   COVENANTS OF CLAIRE                               PAGE 8

7.   COVENANTS OF ORION SHAREHOLDERS                   PAGE 9

8.   CLOSING                                           PAGE 10

9.   BROKERAGE                                    PAGE 12

10.  POST-CLOSING OPERATIONS OF OLMYPIC                PAGE 13

11.  CONDITIONS PRECEDENT TO CLOSING                   PAGE 13

12.  MISCELLANEOUS                                     PAGE 13

13.  REGISTRATION OF CLAIRE SHARES                     PAGE 15

14.  RESERVATION                                       PAGE 15

15.  CONSTRUCTION                                      PAGE 15

                     ACQUISITION AGREEMENT

                      SUMMARY OF EXHIBITS





EXHIBIT "A":   AGREEMENT AND PLAN OF MERGER

EXHIBIT "B":   ORION STOCK ISSUED AS OF SEPTEMBER 30, 1997